Exhibit 99.1

BGC ANNOUNCES PRICING OF $300 MILLION OF 4.375% SENIOR NOTES

NEW YORK, NY – July 8, 2020 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”) today announced the pricing of its offering of $300 million aggregate principal amount of 4.375% senior notes (the “notes”).

The notes will be general senior unsecured obligations of BGC. The notes will pay interest semi-annually at a rate of 4.375% per annum, on each June 15 and December 15, beginning on December 15, 2020, and will mature on December 15, 2025. The closing, subject to customary conditions, is expected to occur on July 10, 2020. BGC intends to use the net proceeds to repurchase, redeem and/or repay at maturity all $300 million outstanding aggregate principal amount of its 5.125% Senior Notes due 2021, including to pay the applicable redemption premium. Any additional net proceeds may be used for general corporate purposes.

The notes were offered and sold in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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